Exhibit 10.18
Termination Agreement

Termination Agreement

dated 31 January 2017

by and between

Coty Geneva SA Versoix                             (the Company) Chemin de la Papeterie 1
1290 Versoix
Switzerland

and

Esi Eggleston Bracey                                 (the Employee)

(The Company and the Employee are also referred to as Party or Parties.)

regarding

Termination of Employment

Table of Contents
1.	Termination of Employment Relationship			4
2.	Release from the Duty to Work			5
3.	Consequences of Termination			5
	3.1.	Performance of Work		5
	3.2.	Remuneration		6
		3.2.1.	Salary	6
		3.2.2.	Bonus	6
		3.2.3.	Benefits and company car	6
		3.2.4.	ELTIP	6
		3.2.5.	Severance Payment	6
		3.2.6.	Deductions	7
	3.3.	Accident Insurance, Daily Allowance Insurance and Pension Fund		7
	3.4.	Unemployment Benefits		7
	3.5.	Return of Documents and other Materials		8
	3.6.	Confidentiality		8
	3.7.	Non-Competition and Non-Solicitation		9
		3/7/2001	Non-Competition and Non-Solicitation	9
		3.7.2.	Consideration	9
		3.7.3.	Penalty	9
	3.8.	Lawsuit Support		10
	3.9.	Non-Disparagement		10
	3.10.	Non-Representation		11
	3.11.	Certificate of Reference		11
	3.12.	Signatory Rights		11
	3.13.	Repatriation		11
	3.14.	Accommodation		11
4.	Communication			12
5.	Acknowledgement, Release and Waiver			12
6.	Confirmation of Legal Advice			13
7.	Miscellaneous			13
	7.1.	Entire Agreement		13
	7.2.	Amendments		13
	7.3	Confidentiality		13

7.4	Notice	14
7.5	Waiver	14
7.6	Severability	14
7.7	Set-off	14
7.8	Interpretation and Language	14
7.9	Governing Law and Place of Jurisdiction	15
7.10	Execution	15

Signatures		16

Preamble

A.
The Employee and the Company have entered into an employment relationship on 1 October 2016 (the Employment Relationship) pursuant to an employment agreement dated 12 October 2015 (the Employment Agreement). Before the Employment Relationship, the Employee has been continuously employed within the Company or Procter & Gamble since 9 September 1991.

B.	The Employment Relationship and the Employment Agreement are governed by Swiss law.

C.
The Employee has served as Manager (Directeur) of the Company during her employment and provided services to the Company, its direct and indirect parent companies, their subsidiaries and/or any associated and affiliated entities (each a Group Company).

D.	The Company served the Employee with a termination notice on 17 January 2017, being effective, based on notice period as of 31 August 2017.

E.	After the termination meeting on 17 January, 2017, the Employee will be released from her duty to work until the Termination Date (as defined below) from March 10th, 2017.

F.
With regard to an amicable situation and a mutually successful separation, the Parties have come to the conclusion that it is in the best interest of the Parties to terminate the Employment Relationship by mutual consent.

Therefore, the Parties enter into the following agreement (the Termination Agreement):

Exhibit 10.18
Termination Agreement

1.	Termination of Employment Relationship
The Parties mutually agree to terminate the Employment Relationship as of 31 August 2017 (toe Termination Date). Any extension of the Employment Relationship, especially due to illness, shall be expressly excluded.

The Employee confirms that no other employment relationship (than the one with the Company), no mandate, no agency nor any other legal or contractual relationship exists between the Employee and the Company or any other Group

Exhibit 10.18
Termination Agreement

Company. If any such legal relationship would exist, the Parties agree to terminate such relationship as of today.

2.	Release from the Duty to Work
The Employee is released from her duty to work as of 10 March 2017 (the Leaving Date) until to the Termination Date (the Release). For the avoidance of any doubt, the Employee's last working day will be the Leaving Date.
If the Employee should be on business travel to the USA on the Leaving Date, then Company will undertake the eventual travel back of the Employee from the USA to Geneva on or after the Leaving Date.

The Company reserves the right to call up the Employee for specific questions during the Release. Such call has to be communicated 2 days in advance.

Any accrued or accruing vacation is to be taken during the Release and is set off against the time of the Release. Any overtime, if applicable, is also set off against the time of the Release.

The Employee is entitled to start a new position or activity during the Release, subject to complying with the non-competition and non-solicitation undertakings as per Section 3.7. The Employee undertakes to inform the Company of the acceptance of a new position or the start of a self-employed activity immediately. This information shall contain the amount of the Employee's income up to the Termination Date, including any additional benefits.

3.	Consequences of Termination

3.1.	Performance of Work
Until to the Leaving Date the Employee will perform her normal duties as Manager (Directeur) or such duties for the Company or a Group Company as the Company may from time to time reasonably requests.

Exhibit 10.18
Termination Agreement

During the Release the Employee shall answer questions asked by the Company and be at the Company's disposal for any queries and the like at times to be mutually agreed upon by the Parties.

3.2.	Remuneration

3.2.1.	Salary

From the signing of this Termination Agreement until the Termination Date, the Company will continue to pay to the Employee the same base salary (e.g. CHF 588.500.-per year, payable in 13 instalments) and as before. The thirteenth instalment will be paid pro rata temporis with the last salary.

3.2.2.	Bonus
The Employee is entitled to a FY 2017 Bonus as per the APP policy.
The Employee will receive, at Termination Date, a prorated APP Bonus for July and August 2017 based on the target which means: 70% of annual base salary x 2/12.

3.2.3.	Benefits and company car
The Employee is entitled, until Termination Date, to all the contractual and non-contractual benefits as previously as per the Employment Agreement and by applicable Coty policy, including, but not limited to, housing allowance, health insurance, company car and tax assistance for 2016 and 2017, except otherwise stated in this Termination Agreement.

3.2.4.	ELTIP
The Employee will not be entitled to any awards under the Equity & Long Term Incentive Plan (the ELTIP).
All award granted under the ELTIP will be forfeited.

3.2.5.	Severance Payment
For the longtime and loyal services to the Company (including any other Group Company or Procter & Gamble), her undertakings in this Termination

Exhibit 10.18
Termination Agreement

Agreement and pursuant to article 5.1 of the Employment Agreement, the Employee is entitled to a severance payment of CHF 1,177,000 CHF gross, payable by end of August 2017.

3.2.6.	Deductions
From all payments the same deductions as in the past will be made, including, but not limited to social security contributions (AHV (Old-age and surviving dependents insurance)/IV (Disability insurance)/EO (Wage Compensation Order), ALV (Unemployment insurance)), UV (accidence insurance), and withholding taxes, if any.

3.3.	Accident Insurance, Daily Allowance Insurance and Pension Fund

The benefits coverage under the accident insurance will cease 30 days after the Termination Date. The Company herewith informs the Employee that the Employee is obliged to notify her health insurer about the fact that the Employment Relationship will end and the Employee needs to include an accident insurance into her health insurance in order to secure sufficient insurance coverage.
The Employee confirms to have been informed about the possibility of entering into a single accord insurance with the accident insurance provider of the Company as well as the daily allowance insurance provider of the Company.

3.4.	Unemployment Benefits
The Company herewith informs the Employee that the Employee should get in contact with the responsible centre for unemployment (office regional de placement (ORP)) within the next few days. If the Employee does not register the termination of the Employment Relationship this may lead to a reduction of any unemployment compensation. Pursuant to the law, the Employee is required to start to apply for new positions as soon as the Employee has signed this Agreement:

Exhibit 10.18
Termination Agreement

3.5.	Return of Documents and other Materials
On the Leaving Date at the latest the Employee shall hand over to the Company all documents of a confidential nature (and copies thereof) belonging or relating to the Company or any other Group Company. In addition, the Employee shall return all property belonging to the Company or any other Group Company, including, but not limited to, files, calculations, books, documents, notes, business plans and forecasts, computers, laptops, mobile phones, credit cards, and keys, etc. Furthermore, the Employee shall destroy on her own data processing equipment all electronically stored confidential data belonging to the Company or a Group Company.
All documents and property belonging to the Company or any Group Company which the Employee will obtain in the course of her activities requested by the Company pursuant to Section 2 in the future will have to be handed over to the Company on the Leaving Date at the latest.

3.6.	Confidentiality
For the remainder of the Employment Relationship and thereafter the Employee shall keep strictly confidential and neither use for her own purposes or that of others nor make known to any third person any trade or business secret of the Company or any Group Company. These include in particular, but not exhaustively any products, improvements, designs, processes, customers, methods of distribution or methods of operation, sales, prices, profits, costs, contracts, suppliers, business prospects, business methods, techniques, research, trade secrets, or know-how or data obtained by the Employee during the Employment Relationship, regardless of whether such information is confidential or not, except if such information is already publicly known and in the public domain.
The Employee may not make any statement to the media, as far as she is not authorized to do so by the Company.

Exhibit 10.18
Termination Agreement

3.7.	Non-Competition and Non-Solicitation

3.7.1.	Non-Competition and Non-Solicitation

As the Employee does know all the clients and business secrets of the Company, during the term of the remaining employment until 31 December 2017, the Employee may not, directly or indirectly, engage in or conduct any business or services in competition with the Company or any Group Company in the beauty industry, but limited to the areas of fragrance, cosmetics and hair retail, including accept employment with or acquiring any material participating interest in any company or legal entity conducting such a competing beauty business. This non-compete is valid on a worldwide basis
During the remaining term of the employment and until 31 December 2017, the Employee also agrees that she may not, directly or indirectly, for her own or any other person's benefit solicit or encourage one or more of the Company's or any Group Company's customers or prospective customers or suppliers with whom the Employee has had material dealings within the 24 months prior to termination of employment, to cease business with the Company or with any Group Company, or, entirely or partly, transfer their custom to a business which is in competition with the Company or with any Group Company.
Furthermore, the Employee may not during the remaining term of the employment and for twelve (12) months after the Termination Date, directly or indirectly, encourage one or more of the Company's or any Group Company's employees with whom she has had material dealings within the 24 months prior to termination of employment to leave their employment with the Company or any Group Company.

3.7.2	Consideration
From 1 September 2017 until 31 December 2017 the Employee shall receive a compensation of CHF 45'269 per month as consideration for the compliance with the undertakings in Section 3.7.1.

3.7.3	Penalty
In the event of any single breach of the obligations pursuant to Sections 3.7.1, the Employee shall pay to the Company a penalty of CHF 300.000 per occurrence. Furthermore, the Company shall have the right to be fully indemnified and held harmless for all losses exceeding the amount of the

Exhibit 10.18
Termination Agreement

penalty. The payment of the penalty shall in no way relieve the Employee from her non-competition and non-solicitation obligations.
Multiple breaches of the obligations pursuant to Sections 3.7.1 trigger each separate penalties.
The Company is entitled to specifically prohibit taking up or continuing any employment or other activity that violated this non-competition and non-solicitation clause.
In addition, the Company shall have the right to request the immediate discontinuation or to prevent any repetition of a breach by the Employee of the present non-competition and non-solicitation clause by means of an injunction in accordance with article 340b paragraph 3 of the Swiss Code of Obligations or of any other appropriate legal remedies.

3.8.	Lawsuit Support
The Employee will support the Company or any other Group Company in any lawsuits, civil or public proceedings, inquiries, hearings or other formal procedures, including, but not limited to, provision of testimonies or witnessing. After the Termination Date, the Company or the respective Group Company pay adequate compensation for such services of the Employee.

3.9.	Non-Disparagement
The Employee agrees not to disparage the Company or any other Group Company as well as their directors, officers, employees, shareholders, agents and attorneys, in any manner likely to be harmful to them or their business, products, business reputation or personal reputation, provided that the Employee shall respond accurately and fully to any question, inquiry or request for information when required by law or court order.

Likewise, the Company undertakes that none of its members of the board of directors and the Executive Committee Leadership, will, as long as they are employees of the Company, disparage the Employee in any manner likely to be harmful to her business or personal reputation, provided that those employees shall respond accurately and fully to any question, inquiry or request for information when required by law or court order.

Exhibit 10.18
Termination Agreement

3.10.	Non-Representation
From the Termination Date onwards, the Employee will not hold herself out as an employee, director, officer, agent or attorney of the Company or any other Group Company.

3.11.	Certificate of Reference
The Employee shall be entitled to an interim certificate of reference which will be handed out within 10 days of the execution of this Agreement. In addition the Employee shall be entitled to a final certificate of reference to be executed and delivered by the Company on the Termination Date or promptly thereafter.

3.12.	Signatory Rights
The Employee's signatory rights for the Company and/or any Group Company shall cease on the Leaving Date and the Parties shall procure to timely delete the respective entry/entries in the Commercial Register of the Canton of Geneva.

3.13.	Repatriation
The Company will cover the costs for the repatriation of the Employee to New
York or Chicago (USA), subject to the conditions as per the Coty relocation policy.

3.14.	Accommodation
The Company agrees to reimburse the Employee for the costs of her apartment in New York for the period from 22 October 2016 up to 31st March 2017 up to a maximum amount of USD 6'000 per month, subject to the following conditions:

(a)	the Employee submits the rental agreement to the Company;

(b)	the Employee provides evidence for the payment of the rent;

Exhibit 10.18
Termination Agreement

(c)	the Employee provides evidence that the apartment has been terminated as of 30 June 2017 or earlier, if possible; and

(d)
in case the termination is not possible as of 31st March 2017, assigns the lease for the apartment for the remaining term to the Company or another Group Company so that the apartment can be used for other employees after 31st March 2017 (for the avoidance of any doubt, the Company will then pay the landlord directly for this period). If the landlord does not accept to assign the lease to the Company or another Group Company, or does not agree to the occupancy of the apartment by another employee, then the Company will not make any reimbursement for such period after 31st March 2017.

4.	Communication
The Company and the Employee will mutually agree on the internal and external (if any is done by the Company) communication about the fact that the Employee will leave the Company and on the communication timeline, including pre-announcement to EC, DLT and leadership teams. In case the Parties cannot agree on the wording, then the Company shall have a decisive right on the communication.

5.	Acknowledgement, Release and Waiver
The Employee acknowledges that she has no further rights or claims resulting from the Employment Relationship or the Employment Agreement or arising from the services provided to Group Companies against the Company or any Group Company, except for the entitlements expressly mentioned in this Agreement.

Upon execution and performance of this Termination Agreement neither Party shall have any further claims against the other Party resulting from the Employment Relationship and its termination.
The Parties hereby fully release and discharge each other from any and all claims and/or obligations including, but not limited to, claims, obligations and/or demands related to salary, stock options, shares, allowances, bonuses, commissions, thirteenth month payment, vacation, overtime, fringe benefits,

Exhibit 10.18
Termination Agreement

expense reimbursements, severance pay, discrimination, harassment, fraud and defamation provisions.

This full settlement clause is applicable on known and unknown claims, irrespective of the nature of such claims or on claims which one of the Parties might not have known or on which one of the Parties might not have thought of. The Parties are aware of the fact tha t with the signing of this Termination Agreement, they explicitly and irrevocably waive any claims which are not expressly stated within this Termination Agreement.

6.	Confirmation of Legal Advice
The Employee confirms that she had the opportunity to receive independent legal advice regarding this Termination Agreement and has done so or refused to do so of her own volition.

7.	Miscellaneous

7.1.	Entire Agreement
This Termination Agreement constitutes the complete agreement between the Parties regarding its subject matter and supersedes all prior oral and/or written agreements, representations and/or communications, concerning the subject matter hereof.

7.2.	Amendments
Any amendment and/or supplementation of this Termination Agreement shall require written form and shall only be valid if signed by both Parties.

7.3.	Confidentiality:
The Parties mutually agree not to publicly disclose the terms of this Termination Agreement except to the extent that disclosure is required by applicable law.

Exhibit 10.18
Termination Agreement

7.4.	Notice
Any notice in regard to this Termination Agreement shall be delivered with registered mail to the address listed in this Termination Agreement. Each change of address shall be communicated to the other Party.

7.5.	Waiver
If the Company does not impose sanctions on the Employee for breach of a provision of this Termination Agreement, such a non-sanctioning shall not be interpreted as a waiver of existing or future entitlements of the Company.

7.6.	Severability
Should any of the provisions of this Termination Agreement be or become legally invalid, such invalidity shall not affect the validity of the remaining other provisions. Any gap resulting from such invalidity shall be filled by a provision consistent with the spirit and purpose of the Termination Agreement. In the same way shall be proceeded if a contractual gap appears.

7.7.	Set-off
The Company has the right to set off any payment owed by the Employee to the Company or any Group Company against any payment owed by the Company or a Group Company to the Employee, regardless under which title this payment obligation arose. Notwithstanding anything to the contrary in this paragraph, the Company's right to set off shall comply with article 323b(2) of the Swiss Code of Obligations.

7.8.	Interpretation and Language
No Party to this Termination Agreement shall be considered to be the drafter of this Termination Agreement or any of its provisions.
This Termination Agreement may be translated into languages other than English, but the English version signed by the parties is the definitive agreement between the Parties.

Exhibit 10.18
Termination Agreement

7.9.	Governing Law and Place of Jurisdiction
The terms of this Termination Agreement shall be construed in accordance with and governed in all respects by the laws of Switzerland (without giving effect to principles of conflicts of laws).

Any dispute, controversy or claim arising under, out of or in relation to this Termination Agreement, its valid conclusion, binding effects, interpretation, including tort claims, shall be referred and finally determined by the ordinary courts at the domicile of the defendant party or where the Employee normally had to perform her duties.

7.10.	Execution
The Parties have duly executed this Termination Agreement in two originals.

Exhibit 10.18
Termination Agreement

Signatures

Coty Geneva SA Versoix (Company)

/s/Mario Reis
London, 31st January 2017	By: Mario Reis
Title: Chief Supply Chain Officer

/s/Sebastien Froidefond
London, 31st January 2017	By: Sebastien Froidefond
Title: Chief Human Resources Officer

/s/Camillo Pane
London, 31st January 2017	By: Camillo Pane
Title: Chief Executive Offier

The Employee:

New York, Feb 2017	/s/Esi Eggleston Bracey
Place, date	Esi Eggleston Bracey